EXHIBIT 99.2

Contacts:	Samantha Moore	Stephanie Moser
	Public Relations	Investor Relations
	650-385-5259	650-385-5261
	mobile/650-996-3251	smoser@informatica.com
smoore@informatica.com
INFORMATICA NAMES GEOFF SQUIRE TO BOARD OF DIRECTORS
Former president of worldwide operations for Oracle brings extensive international operational expertise to Informatica
REDWOOD CITY, Calif., October 20, 2005 — Informatica Corporation (NASDAQ: INFA), a leading provider of data integration software, today announced that Geoff Squire OBE has joined the Informatica board of directors. Currently chairman of The Innovation Group plc and Kognitio Ltd., Squire brings more than 40 years of industry experience to the Informatica board.
     “I am very pleased to welcome Geoff Squire to the Informatica board of directors,” said Sohaib Abbasi, chairman and CEO of Informatica. “With his leadership track record at Oracle and VERITAS, Geoff is one of the few individuals to have built a billion-dollar international business from the ground up. We look forward to benefiting from his operational expertise and international perspective as Informatica continues to expand its operations globally.”
     Squire is presently the chairman of Kognitio, a provider of business intelligence services, and of UK-based public company, The Innovation Group, a provider of business services to the global insurance community.
     Until the Symantec merger with VERITAS in 2005, he served as vice chairman of VERITAS, a company that he helped grow to two billion dollars in revenues. Prior to that, he was CEO of OpenVision, which he took public and subsequently merged with VERITAS in 1997.
     Before joining OpenVision, Squire was president of worldwide operations for Oracle. During his ten-year tenure at Oracle, he launched Oracle UK, became CEO of

Oracle Europe, was instrumental in establishing the company’s global operations, and played a leading role in its milestone financial turnaround in 1990.
     “Today’s enterprise data is spread across disparate application systems and databases. The ability to integrate this data puts Informatica in the unique position to provide management information to all enterprises irrespective of their industry and geographic boundaries,” said Geoff Squire. “Having worked with several of the executives in a prior life, I can appreciate the strength of the company’s team and technology, and look forward to helping Informatica capitalize on this significant market opportunity.”
     A former president of the UK Computing Services & Software Association and the European Information Services Association, Squire holds an honorary doctorate from Oxford Brookes University and was awarded an OBE (Officer of the Order of the British Empire) for his contributions to the information industry.
About Informatica
     Informatica Corporation (NASDAQ: INFA) is a leading provider of enterprise data integration software. Using Informatica products, companies can access, integrate, migrate and consolidate enterprise data across systems, processes and people to reduce complexity, ensure consistency and empower the business. More than 2,300 companies worldwide rely on Informatica for their end-to-end enterprise data integration needs. For more information, call 650-385-5000 (800-970-1179 in the U.S.), or visit www.informatica.com.
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Note: Informatica is a registered trademark of Informatica Corporation in the United States and in jurisdictions throughout the world. All other company and product names may be trade names or trademarks of their respective owners.